Exhibit 10.2

AMENDED AND RESTATED

ORIGINATION AGREEMENT

THIS AMENDED AND RESTATED ORIGINATION AGREEMENT (this “Agreement”), dated as of April 19, 2006 is made by and between Gramercy Capital Corp., a Maryland corporation (the “Parent”), and SL Green Operating Partnership, L.P., a Delaware limited partnership (“SL Green OP” and, with its parent SL Green Realty Corp., a Maryland corporation, and subsidiaries and other entities controlled by either of them, “SL Green”).

RECITALS

WHEREAS, the Parent and GKK Capital LP, a Delaware limited partnership (the “Operating Partnership” and collectively with the Parent and subsidiaries and other entities controlled by either of them, the “Company”) engaged GKK Manager LLC, a Delaware limited liability company (the “Manager”), and a subsidiary of SL Green to provide management services to the Company pursuant to that certain Management Agreement dated as of August 2, 2004, as amended and restated as of the date hereof (the “Management Agreement”) by and among the Parent, the Operating Partnership and the Manager; and

WHEREAS, the Parent and SL Green OP entered into an origination agreement dated as of August 2, 2004, to address certain elements of the relationship between the Company and SL Green, including rights to acquire fixed income investments and SL Green OP’s ownership in the Parent or the Operating Partnership (the “Original Origination Agreement”);

WHEREAS, the Parent and SL Green OP wish to amend and restate the Original Origination Agreement in its entirety.

AGREEMENT

NOW THEREFORE, in consideration of the mutual agreements herein set forth and intending to be legally bound, the parties hereto agree that the Original Origination Agreement shall be amended and restated in its entirety as follows:

1.               Limits on Origination by SL Green.

(a)                                  Except as otherwise set forth in paragraph (b) below:

(i) SL Green will not originate, acquire or participate in Fixed Income Investments. “Fixed Income Investments” means debt obligations or interests in debt obligations bearing a fixed rate of return and collateralized primarily by real property or interests in real property located in the United States; and

(ii)                                  SL Green will not originate, acquire or participate in Preferred Equity Investments which bear a fixed rate of return relating primarily to real property or interests in real property located in the United States, unless the Company has determined not to pursue a particular Preferred Equity Investment opportunity. “Preferred Equity Investments” are investments in preferred stock, preferred shares, preferred interests in partnerships or limited liability companies or other equity securities which are, by their terms, given a preference in returning capital in liquidation, upon bankruptcy or otherwise.

(b)                                 Notwithstanding paragraph (a), SL Green may:

(i)                                     retain any Fixed Income Investments and/or Preferred Equity Investments it owns or has committed to own as of the date hereof and any Fixed Income Investments and/or Preferred Equity Investments owned or committed to be owned, as of the date of a business combination, change of control or other similar transaction, by companies that are acquired by SL Green or with respect to which SL Green engages in such a transaction; provided, however, that SL Green shall not acquire companies or businesses engaged primarily in Gramercy’s primary business activities;

(ii)                                  in connection with any Fixed Income Investment, Preferred Equity Investment or interest in real property which SL Green owns at any given time, SL Green may originate, acquire or participate in Fixed Income Investments and/or Preferred Equity Investments in connection with the sale, recapitalization or restructuring (however characterized) of any such investment or interest;

(iii)                               originate, acquire or participate in Fixed Income Investments and/or Preferred Equity Investments that provide a rate of return tied to or measured by, the cash flow, appreciation or both of the underlying real property or interests in real property;

(iv)                              originate, acquire or participate in any investment which is considered Distressed Debt as of the date on which SL Green originates, acquires or participates in such investment or SL Green enters into a binding contract therefor. “Distressed Debt” is a Fixed Income Investment where (A) there is a payment default, (B) there is an acceleration, bankruptcy or foreclosure, (C) a default is highly likely because the loan-to-value ratio is over 100% or (D) the debt service on such debt exceeds the available cash flow from the underlying collateral or of the borrower both on a current and projected basis; and

(v)                                 modify, amend, supplement, extend, refinance or restructure any portion of the investments in item (i), (ii), (iii) or (iv) above, including, but not limited to, changes in principal, additional investment, rate of return, maturity or redemption date, lien priority, collateral, return priority, guarantor and/or borrower.

2.                                       Limits on Company Origination. The Company will not:

(i)                                     acquire real property or interests in real property located in metropolitan New York or Washington, D.C. (except by foreclosure or similar conveyance resulting from a Fixed Income Investment);

(ii)                                  originate, acquire or participate in any investments described in Section 1(b)(iii) above or any investment which is considered Distressed Debt as of the date on which such investment is made, in each case where more than 75% by value of the underlying collateral is real property or interests in real property that are located in metropolitan New York or Washington, D.C.; or

(iii)                               originate, acquire or participate in any investments described in Sections 1(b) (ii) or (v) above.

3.               Purchase Rights/Rights of First Offer.

(a)                                  Purchase Rights -- Properties.

(i)                                     When the Company acquires a direct or indirect ownership interest in real property or interests in real property located in metropolitan New York or Washington, D.C. (any such interest being an “Acquired Property”) by foreclosure, similar conveyance or transfer in lieu thereof (a “Proceeding”), prior to the Company selling such Acquired Property, SL Green may purchase the Acquired Property at a price equal to the unpaid principal balance of the Fixed Income Investment giving rise to the Proceeding on the date the Company foreclosed or acquired the Acquired Property, plus unpaid interest at the last stated contract (non-default) rate and, to the extent payable by the borrower under the initial documentation evidencing the Fixed Income Investment, legal costs incurred by the Company directly related to the conveyance of the Acquired Property and the fee, if any, due upon the repayment or prepayment of the Fixed Income Investment which is commonly referred to as an “exit fee” (but not including default interest, late charges, prepayment penalties (however denominated), extension fees, “kicker” interest or other premiums of any kind), through the date of SL Green’s purchase (“Par Value”).

(ii)                                  If the Company seeks to sell an Acquired Property within one year following the acquisition of such Acquired Property and receives a bona fide third party offer to acquire the Acquired Property for cash which offer the Company desires to accept, SL Green will have a first right to purchase the Acquired Property at the lower of the Par Value or the third party’s offer price prior to the Company accepting such offer. The Company will give prompt written notice to SL Green of its election to sell an Acquired Property, and of receipt of a bona fide third party offer (together with a copy of any written third party offer).

(iii)                               If an Acquired Property is not sold within one year of the date of its acquisition by the Company, SL Green has the right to purchase the Acquired Property at its appraised value. The appraised value will be determined as follows:  the Company will select an appraiser and SL Green will select an appraiser, who will each appraise the Acquired Property. These two appraisers jointly will select a third appraiser, who will then choose one of the two appraisals as the final appraised value.

(iv)                              If SL Green elects to exercise a purchase right set forth in (i) – (iii) above, SL Green shall send written notice of such election to the Company, setting forth the calculation of the proposed purchase price and the desired closing date, which shall be between 15 and 45 days after such notice. If an appraiser is required, such notice shall also set forth the appraiser selected by SL Green. Unless the Company objects to the purchase price calculation, the sale to SL Green of the Acquired Property shall be consummated on the proposed closing date or as soon thereafter as feasible. Upon consummation, the Company shall deliver all leases, files and other documents related to such property. All sales shall be on an as-is, where-is basis with no representations or warranties made by the Company, except that the Company shall represent and warrant to the effect that (i) it has requisite power and authority to transfer the Acquired Property to SL Green and (ii) the interest conveyed by the Company in the Acquired Property is free and clear of liens (other than liens in place at the time the Company acquired such Acquired Property).

In the case of a sale under (iii), the Company will promptly appoint an appraiser. The two selected appraisers shall complete their appraisals within 20 days and submit their appraisals to the third appraiser selected jointly by them. The third appraiser shall select one of the appraisals within ten (10) days thereafter, and the appraised value shall be the price at which SL Green shall have the right to purchase the Acquired Property. All appraisers shall have a minimum of ten (10) years’ experience in appraising property similar to, and in the area of, the Acquired Property, and shall be MAI certified.

(b)                                 Right of First Offer -- Distressed Debt. If at any time the Company plans to sell any interest it owns in Distressed Debt (the “Offered Asset”), the Company shall first give SL Green written notice of the terms and conditions, including the price and any other material terms and conditions on which the Company is willing to sell the Offered Asset. SL Green shall have the right, exercisable by written notice to the Company within ten (10) business days after the date the notice was delivered to the Company, to agree to purchase the Offered Asset upon the terms and conditions contained in the notice. If SL Green exercises such right, then the Company shall sell the Offered Asset to SL Green on such terms and conditions, and subject to customary representations and warranties. In the event that SL Green does not exercise its right as aforesaid, the Company shall have the right to sell the Offered Asset to any other person within six (6) months thereafter at not less than 99% of the offered price and otherwise on substantially the same terms and conditions as were offered to SL Green. If the Offered Asset is not sold in such time frame or otherwise as aforesaid, then any plan by the Company to sell such Offered Asset shall again be subject to this Section 3(b). In the event that SL Green shall have exercised its right to purchase the Offered Asset and SL Green defaults in the purchase of the Offered Asset on the agreed terms, SL Green shall be deemed to have waived its rights under this Section with respect to the Offered Asset, and the Company shall thereafter have the right to sell the Offered Asset to any other person without restrictions.

(c)                                  Right of First Offer -- Fixed Income or Preferred Equity Investment. If at any time SL Green plans to sell to a third party any Fixed Income Investment or Preferred Equity Investment (the “Offered Investment”), SL Green shall, unless the Offered Investment is held in a joint venture, first give the Company written notice of the terms and conditions, including the price and any other material terms and conditions on which SL Green is willing to sell to a third party the Offered Investment, provided, however, that if SL Green is required to obtain any other party’s consent in connection with any sale of an Offered Investment, then Gramercy’s right of first offer provided in this Section 3(c) shall be subject to such consent. The Company shall have the right, exercisable by written notice to SL Green, to purchase the Offered Investment within ten (10) business days (the “Offer Period”) after the date the notice was delivered to the Company, upon the terms and conditions contained in the notice, without regard to any proposed closing date for any third party contained in such notice. If the Company exercises such right, then the Company shall purchase the Offered Investment within the Offer Period on such terms and conditions, and subject to customary representations and warranties. In the event that the Company does not purchase the Offered Investment as aforesaid, SL Green shall have the right to sell the Offered Investment to a third party within six (6) months thereafter at not less than 99% of the offered price and otherwise on substantially the same terms and conditions as were offered to the Company, without regard to the Offer Period. If the Offered Investment is not sold in such time frame or otherwise as aforesaid, then any plan by SL Green to sell such Offered Investment shall again be subject to this Section 3(c). In the event that the Company shall have exercised its right to purchase the Offered Investment and the Company defaults in the purchase of the Offered Investment on the agreed terms, the Company shall be deemed to have waived its rights under this Section 3(c) with respect to the Offered Investment, and SL Green shall thereafter have the right to sell the Offered Investment to any other person without restrictions. Notwithstanding anything in the foregoing to the contrary, the provisions of this Section 3(c) shall not apply to any sale, transfer, conveyance or similar event, of a Fixed Income Investment or Preferred Equity Investment to the debtor or issuer, as the case may be, or any of their affiliates.

4.               SL Green’s Right to Purchase Additional Shares/Units. If after the date hereof the Company desires to sell or issue or cause to be sold or issued any shares of the Company’s common stock, $.001 par value (the “Shares”), common units of limited partnership interest in the Operating Partnership (“Units”) or other securities convertible into or exchangeable for Shares or Units (“Convertible

Securities”) in connection with any private or public offering, any merger, consolidation or similar business combination transaction or any sale of all or substantially all of the assets of the Parent or the Operating Partnership, SL Green shall have the right (but not the obligation) to purchase up to 25% of any such Shares, Units or Convertible Securities, as the case may be. The Company shall give SL Green at least five days’ written notice of any proposed sale or issuance setting forth all of the material terms thereof, and SL Green shall confirm in writing its intention to purchase, and the number of Shares, Units or Convertible Securities, as the case may be, SL Green intends to purchase, not more than three days after such notice is received. If SL Green shall fail to confirm its intent to purchase as required in the previous sentence, its right to purchase Shares, Units or Convertible Securities, as the case may be, in that sale or issuance, as applicable (but not any future sale or issuance), shall be waived. Any purchase by SL Green under this Section 4 shall be in cash at the same price per Share, Unit or Convertible Security, as the case may be, to be received by the Company, and with the same representations, warranties and other terms and conditions as are offered to other purchasers, and SL Green’s purchase shall close simultaneously with sales or issuances to other purchasers.

5.               REIT Status. The Parent shall use its best efforts to operate as a real estate investment trust (a “REIT”) under Section 856 of the Internal Revenue Code of 1986, as amended (the “Code”) during each taxable year.

6.               Protective TRS Election. The Parent shall make an annual protective election jointly with SL Green Realty Corp. (“SLG REIT”) for the Parent to be a “taxable REIT subsidiary,” as defined in Section 856(l)(1) of the Code, of SLG REIT by executing an Internal Revenue Service Form 8875 (or any successor form), which election shall state that it is to be effective only if the Parent does not qualify as a REIT for any period covered by such election. The Parent shall deliver such executed form to SLG REIT with respect to each year no later than January 21 of each year for execution and filing by SLG REIT.

7.               Legal Opinion. Not later than January 21 of each year, the Parent, at its cost, shall cause its tax counsel, which shall be Clifford Chance US LLP or such other law firm of national reputation as is reasonably acceptable to SLG REIT, to issue an opinion to SLG REIT to the effect that, for the period commencing January 1 and ending on December 31 in the preceding year, the Parent has qualified as a REIT and the Parent’s method of operating will enable the Parent to continue to qualify as a REIT. Such opinion shall be in form and substance reasonably satisfactory to SL Green, may rely on customary assumptions and representations from the Parent as to its organization, ownership and method of operating, and shall provide that counsel to SLG REIT may rely on such opinion for purposes of such counsel’s opinion as to the status of SLG REIT as a REIT. The Parent, at its cost, also shall cause such tax counsel, from time to time, to issue such an opinion to SLG REIT within ten (10) business days of its receipt of a request therefor from SLG REIT.

8.               Other Parent Obligations.

(a)                                  The Parent or its successor, as the case may be, shall provide in its bylaws for a continued election that Title 3, Subtitle 7 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) shall not apply to any acquisition of Shares of the Parent or its successor, as the case may be, by SL Green, with respect to Shares (or other securities convertible into or exchangeable for Shares) (i) presently owned by SL Green, (ii) acquired in the future by SL Green in connection with the rights granted to SL Green pursuant to Section 4 of this Agreement or any other agreement with the Company, or (iii) acquired pursuant to any approval or consent of the Parent’s Board of Directors. For the avoidance of doubt, the Parent or its successor, as the case may be, shall in no way alter or amend its bylaws to adversely affect such election, with respect to such Shares (or other securities convertible into or exchangeable for Shares) owned by SL Green as described in the preceding sentence;

(b)                                 The Parent or its successor, as the case may be, shall not adopt any resolution amending, altering or repealing, or take any action with the effect of amending, altering or repealing, the resolution exempting Parent from the provisions of Title 3, Subtitle 6 of the Corporations and Associations Article of the Annotated Code of Maryland (or any successor statute) (the “Business Combination Act”) in a manner that would have the effect of making SL Green an interested stockholder (as defined in the Business Combination Act) or preventing or delaying any business combination (as defined in the Business Combination Act) involving SL Green, with respect to Shares (or other securities convertible into or exchangeable for Shares) (i) presently owned by SL Green, (ii) acquired in the future by SL Green in connection with the rights granted to SL Green pursuant to Section 4 of this Agreement or any other agreement with the Company, or (iii) acquired pursuant to any approval or consent of the Parent’s Board of Directors; and

(c)                                  For so long as the Parent’s Shares shall be listed on the New York Stock Exchange, the Parent shall obtain stockholder approval for the preemptive rights granted to SL Green pursuant to Section 4 of this Agreement, and shall obtain such stockholder approval at least once during each subsequent five-year period that begins one day after the end of the preceding five-year period. In order to effectuate the foregoing, the Parent shall include a proposal for its stockholders to approve the preemptive rights granted to SL Green pursuant to Section 4 of this Agreement, in its proxy statement in respect of the last annual stockholder meeting that is to be held by the Parent during any such five-year period.

9.               Term. This Agreement shall remain in full force and effect throughout the term of the Management Agreement as extended in accordance therewith, and terminate (a) simultaneously with the expiration or earlier termination of the Management Agreement or (b) on 30 days’ notice by SL Green to the Company in the event that neither SL Green nor any of its affiliates shall be the managing member of the Manager. In the event of a termination pursuant to Section 8(b) hereof or termination of the Management Agreement pursuant to Section 13(c) of the Management Agreement, then the terms and conditions of Section 1 shall survive such termination for a period of one year with respect only to any potential investment described in Section 1 as to which, at the time of termination, Manager has commenced due diligence. Further, the terms and conditions of Sections 5, 6, and 7 hereof shall survive the termination of this Agreement and the Management Agreement for as long as SL Green continues to own or has the right to acquire pursuant to outstanding convertible securities at least 10% of the Shares of the Parent then outstanding.

10.   Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and mailed, faxed or delivered by hand or courier service:

(a)          If to the Company, to:

Gramercy Capital Corp.

420 Lexington Avenue

New York, New York 10170

Attention: Office of General Counsel

(b)         If to SL Green, to:

SL Green Operating Partnership, L.P.

420 Lexington Avenue

New York, New York 10170

Attention: General Counsel

11.         Entire Agreement. Except for the applicable provisions of the Management Agreement, this Agreement shall constitute the entire agreement among the parties relating to the subject matter hereof and shall supersede all other prior or contemporary agreements, understandings, negotiations and discussions whether oral or written.

12.         Amendment and Modification. Neither this Agreement nor any of the terms or provisions hereof may be changed, supplemented, waived or modified except by a written instrument executed by the parties hereto (or in the case of a waiver, by the party granting such waiver).

13.         Counterparts. This Agreement may be executed in two or more counterparts, each of which may be signed by any of the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

14.         Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the internal laws of the State of New York, without regard to any conflicts of laws principles thereof.

15.         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

GRAMERCY CAPITAL CORP.

By:
Name:
Title:

SL GREEN OPERATING PARTNERSHIP, L.P.

By:
Name:
Title: